Exhibit 10.2

SERIES C-1 AND SERIES C-2 PREFERRED STOCK

PURCHASE AGREEMENT

This Series C-1 and Series C-2 Preferred Stock Purchase Agreement (this “Agreement”), dated as of February 28, 2005, is by and among Integrated Development Enterprise, Inc., a Massachusetts corporation (the “Company”), and the entities listed on the Purchaser Schedule attached hereto as Exhibit A (each individually, a “Purchaser,” and collectively, the “Purchasers”). Capitalized terms used and not otherwise defined upon first usage herein are defined in Section 8.1 hereof.

1. Purchase and Sale of Purchased Securities.

1.1 Agreement to Purchase and Sell Purchased Securities.

(a) Initial Purchased Securities. The Company hereby agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, 395,476 shares of the Company’s Series C-1 Convertible Preferred Stock, $.01 par value per share (the “Series C-1 Preferred Stock”). A total of 790,952 shares of Series C-1 Preferred Stock (the “Initial Purchased Securities”) will be sold by the Company to the Purchasers.

(b) Subsequent Purchased Securities. At one or more (but not more than two) Subsequent Closings (as defined in Section 1.3 hereof), the Company shall have the right, subject to the satisfaction of the conditions set forth in Sections 1.3(b) and 1.5(b), to issue and sell to the Purchasers, and the Purchasers hereby agree to purchase, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, their Pro Rata Portion (as defined below) of up to a total of 790,952 shares of the Company’s Series C-2 Convertible Preferred Stock, $.01 par value per share (the “Series C-2 Preferred Stock”). Notwithstanding any provision of this Agreement to the contrary, no Purchaser shall be obligated to purchase in excess of 395,476 shares of Series C-2 Preferred Stock, and no more than 790,952 shares of Series C-2 Preferred Stock (the “Subsequent Purchased Securities”) will be sold by the Company to the Purchasers. Each Purchaser’s “ProRata Portion” shall equal the number of Subsequent Purchased Securities being offered by the Company at such Subsequent Closing divided by two. At each Subsequent Closing, Exhibit A attached hereto shall be automatically amended by the Company without further action on the part of any other party hereto to reflect the actual number of Subsequent Purchased Securities purchased, and the aggregate purchase price to be paid with respect thereto, by each Purchaser in such Subsequent Closing, and the Company will provide the Purchasers with a revised Exhibit A hereto. The Initial Purchased Securities and the Subsequent Purchased Securities are referred to in this Agreement collectively as the “Purchased Securities” and, for purposes of Section 6 hereof and for determining the number of Purchased Securities held by a holder hereunder, shall include any securities issued or issuable with respect to the original Purchased Securities by way of a stock dividend, stock split, combination or division of shares, recapitalization, reclassification, merger, consolidation, reorganization or the like, and any securities into which any of the original Purchased Securities are converted or convertible, directly or indirectly, or for which any of the original Purchased Securities are exchanged or exchangeable, directly or indirectly.

1.2 Purchase Price. The purchase price for the Purchased Securities will be $1.2643 per share. The purchase price to be paid by each Purchaser for the Initial Purchased Securities to be purchased thereby shall be the respective amount indicated opposite the name of such Purchaser in the Purchaser Schedule attached hereto as Exhibit A under the heading “Initial Purchased Securities Purchase Price.” The purchase price to be paid by each Purchaser for the Subsequent Purchased Securities to be purchased thereby shall be the respective amount indicated opposite the name of such Purchaser in the Purchaser Schedule attached hereto as Exhibit A and as updated pursuant to Section 1.1(b) hereof under the heading “Subsequent Purchased Securities Purchase Price.”

1.3 Closings.

(a) Initial Closing. The closing of the purchase and sale of the Initial Purchased Securities (the “Initial Closing”) will take place at the offices of Goodwin Procter LLP, 53 State Street, Exchange Place, Boston, Massachusetts 02109, or at such other place as the Company and the Purchasers may agree, on March 7, 2005 or at such other time as the Company and the Purchasers may agree (the “Initial Closing Date”).

(b) Subsequent Closings. As contemplated by Section 1.1(b), upon written notice to the Purchasers that the Company has borrowed the maximum aggregate amount available for borrowing (as such amount may be increased from time to time) under that certain Venture Loan and Security Agreement, by and between Horizon Technology Funding Company LLC, a Delaware limited liability company, and the Company, dated January 14, 2005 (as the same may from to time be amended, restated, refinanced and/or replaced, the “Horizon Loan Agreement”), the Company may, at its option, issue and sell to the Purchasers, and the Purchasers shall be required to purchase from the Company, up to an aggregate of 790,952 shares of Series C-2 Preferred Stock at one or more (but not more than two) Subsequent Closings, in accordance with clauses (i) and (ii) below and subject to the terms and conditions described below in this Section 1.3(b) and Section 1.5(b).

(i) If, as of the end of any month, the Company’s aggregate cash balance and short-term investment balance is less than $400,000, as set forth on the Company’s balance sheet, prepared in accordance with GAAP (a “Balance Trigger”), and provided that Michael McGrath is then serving as the chief executive officer of i2 Technologies, Inc. (“i2”), the Company shall have sixty (60) days from the date of a Balance Trigger to provide written notice to the Purchasers to require the Purchasers to purchase from the Company an aggregate of 395,476 shares of Series C-2 Preferred Stock (the “First Subsequent Closing”). Each Purchaser shall be required to purchase only its Pro Rata Portion of the Subsequent Purchased Securities being offered by the Company at the First Subsequent Closing. The First Subsequent Closing shall take place within fifteen (15) days following the date upon which the Purchasers have received such written notice of the Company’s decision to require the Purchasers to acquire the Series C-2 Preferred Stock (the “First Subsequent Closing Date”). Such notice shall be accompanied by an officer’s certificate, executed by the Company’s chief financial officer and currently dated, confirming satisfaction of the conditions set forth in this Section 1.3(b).

(ii) If the Company again meets a Balance Trigger at any time after completion of the First Subsequent Closing and if Michael McGrath is the chief executive officer of i2 at that time, the Company shall have sixty (60) days from the date of that Balance Trigger to provide written notice to the Purchasers to require the Purchasers to acquire from the Company an aggregate of 395,476 shares of Series C-2 Preferred Stock (the “Second Subsequent Closing”; together with the First Subsequent Closing, collectively, the “Subsequent Closings”). Each Purchaser shall be required to purchase only its Pro Rata Portion of the Subsequent Purchased Securities being offered by the Company at the Second Subsequent Closing. The Second Subsequent Closing shall take place within fifteen (15) days following the date upon which the Purchasers have received written notice of the Company’s decision to require the Purchasers to acquire the Series C-2 Preferred Stock (the “Second Subsequent Closing Date”; together with the First Subsequent Closing Date, each a “Subsequent Closing Date”). Such notice shall be accompanied by an officer’s certificate, executed by the Company’s chief financial officer and currently dated, confirming satisfaction of the conditions set forth in this Section 1.3(b).

(iii) Notwithstanding the foregoing provisions of this Section 1.3(b), or any other provision of this Agreement to the contrary, the right of the Company to require the Purchasers to purchase Subsequent Purchased Securities shall terminate on February 28, 2007.

1.4 Use of Proceeds. The Company agrees that the proceeds from the sale of Purchased Securities hereunder shall be used for working capital and general corporate purposes.

1.5 Closing Deliveries.

(a) Initial Closing. The obligation of the Purchasers to purchase the Initial Purchased Securities, and of the Company to sell the Initial Purchased Securities, are subject to the fulfillment, or the waiver by the applicable party, of each of the following conditions on or before the Initial Closing:

(i) The Company will deliver to each Purchaser a stock certificate representing the Initial Purchased Securities to be sold to and purchased by such Purchaser pursuant to this Agreement, free and clear of all Liens, which shall be registered in such Purchaser’s name in the Company’s records.

(ii) Each Purchaser will pay for the Initial Purchased Securities to be sold to and purchased by such Purchaser by payment to the Company of the purchase price therefor by certified or bank check payable to the order of the Company or by wire transfer of immediately available funds to such account as the Company shall indicate prior to the Initial Closing for such total number of Initial Purchased Securities indicated opposite the name of such Purchaser in the Purchaser Schedule attached hereto as Exhibit A.

(iii) The Company will deliver to the Purchasers each of the following documents:

(1) With respect to the Company, evidence that the Company’s Restated Articles of Organization in the form of Exhibit B attached hereto (the “Restated

Charter”), has been filed with the Secretary of the Commonwealth of The Commonwealth of Massachusetts on or before the Initial Closing Date.

(2) The Fourth Amendment to Registration Rights Agreement, dated as of the Initial Closing Date, duly executed by the Company and certain of its stockholders, in the form of Exhibit C attached hereto (the “Fourth Amendment to Registration Rights Agreement”).

(3) The Third Amendment to Shareholders Agreement, dated as of the Initial Closing Date, duly executed by the Company and certain of its stockholders, in the form of Exhibit D attached hereto (the “Third Amendment to Shareholders Agreement”).

(4) With respect to the Company, a certificate of its Clerk, dated as of the Initial Closing Date, certifying (A) the absence of any amendments to its charter documents (or proceedings therefor) since October 14, 2004 other than the Restated Charter, (B) the attached copy of its by-laws are true, complete and correct, (C) the attached votes of its Board of Directors and stockholders, respectively, with respect to the transactions hereby contemplated or otherwise to be effected at the Initial Closing, (D) the incumbency of its officers and directors and (E) that the Company’s representations and warranties contained herein remain true and correct on and as of the Initial Closing Date as if such representations and warranties were made on and as of the Initial Closing Date.

(iv) Each of the Purchasers will deliver to the Company each of the Third Amendment to Shareholders Agreement and the Fourth Amendment to Registration Rights Agreement, duly executed by each of such Purchasers.

(b) Subsequent Closing. With respect to each Subsequent Closing, the obligation of the Purchasers to purchase the Subsequent Purchased Securities, and of the Company to sell such Subsequent Purchased Securities, are subject to the fulfillment, or the waiver by the applicable party, of each of the following conditions on or before such Subsequent Closing:

(i) The Company will deliver to each such Purchaser a stock certificate representing the Subsequent Purchased Securities to be sold to and purchased by such Purchaser pursuant to this Agreement, free and clear of all Liens, which shall be registered in such Purchaser’s name in the Company’s records.

(ii) Each such Purchaser will pay for the Subsequent Purchased Securities to be sold to and purchased by such Purchaser by payment to the Company of the purchase price therefor by certified or bank check payable to the order of the Company or wire transfer of immediately available funds to such account as the Company shall indicate prior to the Closing or by a combination thereof.

(iii) The Company will deliver to the Purchasers an officer’s certificate, dated as of the Subsequent Closing, certifying that the Company’s representations and warranties contained herein remain true and correct on and as of the Subsequent Closing Date as if such representations and warranties were made on and as of the Subsequent Closing Date.

(iv) Michael McGrath shall be the chief executive officer of i2.

2. Representations and Warranties of the Company.

In order to induce the Purchasers to enter into this Agreement and to purchase the Purchased Securities, the Company hereby represents and warrants to each of the Purchasers as follows, subject in each case to such exceptions as are set forth in the attached Disclosure Schedule (the “Disclosure Schedule”) in the section thereof numbered and captioned to correspond to the specific representation or warranty to which such exception relates.

2.1 Organization and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts. The Company has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

2.2 Corporate Power; Binding Effect. The Company has all requisite power and full legal right to execute and deliver this Agreement and the Ancillary Agreements, and to perform all of its obligations hereunder and thereunder in accordance with the respective terms hereof and thereof. This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action on the part of the Company, and this Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Company, and constitute legal, valid, and binding obligations of the Company, enforceable against it in accordance with its respective terms, subject to (x) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other similar laws of general application affecting enforcement of creditors’ rights generally, and (y) equitable principles of general applicability which may limit the availability of equitable remedies including specific performance (regardless of whether enforcement is sought in a proceeding in equity or at law). The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements in accordance with their respective terms, and the consummation by the Company of the transactions contemplated hereby and thereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the charter documents or by-laws of the Company, (y) any judgment, decree, order, statute, rule, or regulation binding on or applicable to the Company or (z) any agreement or instrument to which the Company is a party or by which it or any of its assets is or are bound.

2.3 Foreign Qualification. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction listed in Section 2.3 of the Disclosure Schedule, which jurisdictions are the only jurisdictions in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary.

2.4 Subsidiaries. Except as listed in Section 2.4 of the Disclosure Schedule, the Company does not have any Subsidiaries. With respect to the Subsidiaries listed in said Section 2.4, the Company owns all of the issued and outstanding shares of capital stock thereof.

2.5 Capitalization.

(a) Immediately after the Initial Closing, after giving effect to the purchase and sale of the Initial Purchased Securities, the authorized and the outstanding capital stock of the Company will be as set forth in Section 2.5(a)(i) of the Disclosure Schedule, and, assuming and after giving effect to the purchase and sale of all of the Subsequent Purchased Securities, the authorized and the outstanding capital stock of the Company will be as set forth in Section 2.5(a)(ii) of the Disclosure Schedule, and all such outstanding shares of capital stock will be owned (of record and beneficially) by the persons and in the amounts there indicated. All such outstanding shares of capital stock are duly authorized, validly issued, fully paid, and nonassessable, and, upon issuance hereunder, each issued and outstanding share of the Series C Preferred Stock and Common Stock will be, as of the Initial Closing and each Subsequent Closing, as applicable, duly authorized, validly issued, fully paid, and nonassessable, and each issued and outstanding share of the Series C Preferred Stock will be convertible into one share of Common Stock, subject to any future adjustments in accordance with the Restated Charter.

(b) Except pursuant to this Agreement or as set forth in Section 2.5(b) of the Disclosure Schedule, the Company does not have, is not bound by, and has no obligation to grant or enter into, any (i) outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of its capital stock or any other equity security, or any securities described in the following clause, or (ii) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise acquire any shares of its capital stock or any other equity security.

(c) Except as set forth in Section 2.5(c) of the Disclosure Schedule, the Company (i) has no outstanding obligations, contractual or otherwise, to repurchase, redeem, or otherwise acquire any shares of capital stock, or other equity securities of the Company, (ii) is not a party to or bound by, and has no knowledge of, any agreement or instrument relating to the voting of any of its securities, and (iii) is not a party to or bound by any agreement or instrument under which any person has the right to require it to effect, or to include any securities held by such person in, any registration under the Securities Act.

(d) Immediately after the Initial Closing and each Subsequent Closing, the Company will have reserved and will continue at all times after such times, to reserve, solely for the purpose of issuance upon conversion of then outstanding shares of Series C Preferred Stock, a number of shares of Common Stock sufficient to cover the conversion of all such shares of Series C Preferred Stock issued or issuable to the holders of Series C Preferred Stock. Furthermore, the Company will have reserved sufficient shares of Series C Preferred Stock to comply with any obligations to pay dividends to holders of Series C Preferred Stock. The shares of Common Stock reserved for issuance upon conversion of the Series C Preferred Stock will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens.

2.6 Lawful Issuance. All of the outstanding shares of capital stock and other securities of the Company were offered, issued, and sold, and the Purchased Securities have been offered and, assuming the accuracy of the representations of the Purchasers contained herein, at the Initial Closing and each Subsequent Closing will be issued and sold, in compliance with (i) all applicable preemptive rights of all persons, and (ii) all applicable provisions of the Securities Act and the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder. In connection herewith, the Company is not paying, directly or indirectly, any commissions or other similar payments in connection with the issuance and sale of the Initial Purchased Securities or the Subsequent Purchased Securities. No person has any valid right to rescind any purchase of any shares of capital stock or other securities of the Company.

2.7 Valid and Lawful Issuance of Purchased Securities. The Purchased Securities being issued and sold by the Company hereunder shall upon issuance pursuant to the terms hereof be duly authorized and validly issued, fully paid and non-assessable and free and clear of any Liens. The issuance of such securities will not be subject to any preemptive rights or similar rights with respect to such securities which will not have been waived in writing prior to the Initial Closing Date or each Subsequent Closing Date, as the case may be. The Purchased Securities have been offered and, assuming the accuracy of the representations of the Purchasers contained herein, the Purchased Securities and all other shares of Series C Preferred Stock or Common Stock issued or issuable to the holders of Series C Preferred Stock will be issued and sold in compliance with all applicable provisions of the Securities Act and the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder.

2.8 Absence of Certain Changes. Except as set forth in Section 2.8 of the Disclosure Schedule, since the Balance Sheet Date (as defined in Section 2.25 hereof), there has not been:

(a) any (i) acquisition (by purchase, lease as lessee, license as licensee, or otherwise) or disposition (by sale, lease as lessor, license as licensor, or otherwise) by the Company of any material properties or assets, or (ii) other transaction by, or any agreement or commitment on the part of, the Company other than those (y) described in Section 2.16 of the Disclosure Schedule, or (z) in the ordinary course of business, that have not caused and will not cause, either in any case or in the aggregate, a Material Adverse Effect;

(b) any material change in the condition (financial or otherwise), properties, assets, liabilities, investments, revenues, expenses, income, operations, business, or prospects of the Company, or in any of its relationships with any suppliers, customers, or other third parties with whom it has financial, commercial, or other business relationships, other than changes in the ordinary course of business that have not caused and cannot reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect;

(c) any transaction or change in compensation by the Company with any of its stockholders, directors, officers, or key employees, other than the payment of compensation and reimbursement of reasonable employee travel and other business expenses in accordance with existing employment arrangements and usual past practices;

(d) any damage, destruction, or loss, whether or not covered by insurance, that, either in any case or in the aggregate, has caused, or could reasonably be expected to cause, a Material Adverse Effect;

(e) any declaration, setting aside, or payment of any dividend or any other distribution (in cash, stock, and/or property or otherwise) in respect of any shares of the capital stock, or other securities of the Company;

(f) any issuance of any shares of the capital stock or other securities of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any shares of its capital stock, or other securities (other than in connection with the issuance of options to the Company’s officers, directors, employees or consultants);

(g) any change in the officers, directors, key employees, or independent contractors of the Company;

(h) any labor trouble or claim of unfair labor practices involving the Company, any increase in the compensation or other benefits payable or to become payable by the Company to any of its Affiliates, or to any of its officers, employees, or independent contractors, or any bonus payments or arrangements made to or with any of such officers, employees, or independent contractors;

(i) any forgiveness or cancellation of any debt or claim by the Company or any waiver by the Company of any right of material value, other than compromises of accounts receivable in the ordinary course of business;

(j) any incurrence or any payment, discharge, or satisfaction by the Company of any material Indebtedness or any material obligations or material liabilities, whether absolute, accrued, contingent, or otherwise (including, without limitation, liabilities, as guarantor or otherwise, with respect to obligations of others), except (A) liabilities reflected or reserved for on the Balance Sheet (as defined in Section 2.25) and (B) current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business;

(k) any incurrence, discharge, or satisfaction of any Lien (i) by the Company or (ii) on any of the capital stock, other securities, properties, or assets owned or leased by the Company;

(l) any change in the financial or tax accounting principles, practices, or methods of the Company; or

(m) any material agreement, understanding, or commitment by or on behalf of the Company, whether in writing or otherwise, to do or permit any of the things referred to in this Section 2.8.

2.9 Title to Properties; Condition of Personal Properties. (a) The Company has (i) good and marketable title to all of the assets and properties owned by it, including without limitation all assets and properties reflected in the Balance Sheet, free and clear of all Liens, except for Liens arising under that certain Horizon Loan Agreement and Liens which may have arisen in the ordinary course of business, (ii) valid title to the lessee interest in all assets and properties leased by them as lessee, free and clear of all Liens (except for Liens in favor of the lessors arising thereunder), and (iii) full right to hold and use all of its assets and properties used in or necessary to its businesses and operations, in each case all free and clear of all Liens, except for Liens arising under the Loan Agreement, and Liens for Taxes not yet due and payable, and in each case subject to applicable laws and the terms of any lease under which the Company leases such assets or properties as lessee. All such assets and properties are in good condition and repair, reasonable wear and tear excepted, and are adequate and sufficient to carry on the businesses of the Company as presently conducted and as proposed to be conducted.

(b) No Owned Real Properties. The Company does not own any real property or any interest (other than a leasehold interest) in any real property.

(c) Leased Properties. Section 2.9(c) of the Disclosure Schedule sets forth a complete and correct description of all leases of real or personal property under which the Company is lessor or lessee. Complete and correct copies of all such leases and all amendments, supplements, and modifications thereto, other than any personal property lease with an annual rent of less than $10,000 and total remaining rental payments of less than $20,000, have been made available to the Purchasers. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder by the Company or, to the Company’s knowledge, any other party thereto. The Company’s leasehold interests are subject to no Lien (except for Liens in favor of the lessors arising thereunder), and the Company and each of its Subsidiaries is in quiet possession of the properties covered by such leases. The Company has established adequate reserves which are reflected in the Balance Sheet, for the anticipated costs of any property renovation and repairs to the Company’s leased premises required to be performed or paid for by it upon termination of any of its leases of real property.

2.10 Indebtedness. Except as set forth in the Balance Sheet or as described in Section 2.10 of the Disclosure Schedule, immediately after the Initial Closing, the Company will not have any Indebtedness outstanding. The Company is not in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or the operation of its business. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company have been made available to the Purchasers.

2.11 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved in the Balance Sheet and except for obligations and liabilities under the terms of any contract set forth in Section 2.16 of the Disclosure Schedule, the Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due.

2.12 Tax Matters.

(a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by the Company have been paid, and the Company will not be liable for any additional Taxes in respect of any taxable period ending on or before the Initial Closing Date, in an amount that exceeds the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Balance Sheet, as adjusted for operations and transactions in the ordinary course of business of the Company since the Balance Sheet Date in accordance with past custom and practice. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.

(b) Audit History, Extensions, Etc. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of the Company’s knowledge, threatened, against or with respect to the Company. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against the Company. The Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority. The Company has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the Initial Closing Date.

(c) Membership in Affiliated Groups, Etc. The Company has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return. The Company is not a party to or bound by any tax sharing or allocation agreement, and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

(d) Withholding Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.

(e) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets or property. The Company is not, and has not been during the applicable period specified in Code Section 897(c)(1)(A)(ii), a United States real property holding corporation within the meaning of Code Section 897(c)(2).

2.13 Litigation, Etc. Except as set forth on Section 2.13 of the Disclosure Schedule, no litigation, arbitration, action, suit, claim, demand, proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator, commission or other person) is pending or, to the Company’s knowledge, threatened, against the Company, nor is there any basis therefor known to the Company.

2.14 Safety, Zoning, and Environmental Matters.

(a) The Company is not and has not been in violation of any Environmental Laws and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against or received by the Company alleging any failure by the Company to comply with any such Environmental Laws, nor is there any basis therefor known to the Company.

(b) To the best of the Company’s knowledge, none of the real properties presently owned, leased, or operated by the Company nor any leasehold improvements thereto, nor any business conducted by the Company thereon, are in violation of any applicable land use or zoning requirements, including without limitation any building line or use or occupancy restriction, any public utility or other easement, any limitation, condition, or covenant of record, or any zoning or building law, code, or ordinance.

2.15 Labor Relations. The Company is in compliance with all applicable federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, except in each case where the failure to be in compliance would not have a Material Adverse Effect, and the Company is not engaged in any unfair labor practice. There is no charge pending or, to the best of the Company’s knowledge, threatened, against or with respect to the Company before any court or agency and alleging unlawful employment practices, and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down, or work stoppage pending or, to the Company’s knowledge, threatened against or involving the Company. None of the employees of the Company is covered by any collective bargaining agreement, and no such collective bargaining agreement is currently being negotiated. No one has petitioned and, to the Company’s knowledge, no one is now petitioning, for union representation of any employees of the Company. The Company has not experienced any work stoppage or other material labor difficulty.

2.16 Material Contracts. Except for the contracts, agreements and other arrangements listed in Section 2.16 of the Disclosure Schedule, and contracts, agreements, or other arrangements that have been fully performed and with respect to which the Company has no further obligations or liabilities, the Company is not a party to or otherwise bound by any material agreement, instrument or commitment, including, without limitation, any:

(a) agreement for the purchase, sale, lease or license by or from the Company of services, products, or assets, requiring total payments by or to the Company in excess of $30,000 in any instance, or entered into other than in the ordinary course of business;

(b) agreement requiring the Company to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring the Company to supply all of a particular customer’s or customers’ requirements for a certain service or product;

(c) agreement or other commitment pursuant to which the Company has agreed to indemnify or hold harmless any other person;

(d) (i) employment agreement, (ii) consulting agreement or (iii) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of the Company;

(e) agreement with any current or former Affiliate, stockholder, officer, director, employee, or consultant of the Company or with any person in which any such Affiliate has an interest;

(f) joint venture, partnership or teaming agreement;

(g) agreement with any domestic or foreign government or agency or executive office thereof or any subcontract between the Company and any third party relating to a contract between such third party and any domestic or foreign government or agency or executive office thereof;

(h) agreement imposing non-competition or exclusive dealing obligations on the Company;

(i) agreement with respect to the confidentiality of the Company’s Proprietary Information (as described in Section 2.19 hereof), and the assignment to the Company of any and all rights employees of the Company might have to acquire with respect to technology, inventions, developments, etc., developed in connection with their employment with the Company; and

(j) agreement the performance of which is reasonably likely to result in a loss to the Company.

The Company has made available to the Purchasers correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each agreement, instrument, and commitment listed in the Disclosure Schedule, each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of the Company, and, to the Company’s knowledge, of the other party or parties thereto, and is in full force and effect, subject to (x) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other similar laws of general application affecting enforcement of creditors’ rights generally and (y) equitable principles of general applicability which may limit the availability of equitable remedies including specific performance (regardless of whether enforcement is sought in a proceeding in equity or at law). The Company is not, nor, to the Company’s knowledge, is any other party thereto (nor, to the Company’s knowledge, is the Company considered by any other party thereto to be), in material breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor is there any basis for any of the foregoing). No material claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between the Company and any supplier or customer, relating to any agreement, instrument, or commitment listed in the Disclosure Schedule is pending or, to the Company’s knowledge, threatened, nor is there any basis for any of the foregoing. Except as set forth in Section 2.16 of the Disclosure Schedule, no agreement, instrument, or commitment listed in the Disclosure Schedule, (i) includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the obligations of the Company or to give additional rights to any other party thereto, or (ii) will terminate, lapse or in any other way be affected, by reason of the transactions contemplated by this Agreement.

2.17 Employee Benefit Plans.

(a) Identification of Plans. Except for the arrangements set forth in Section 2.17 of the Disclosure Schedule, the Company does not sponsor, maintain or contribute to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, welfare benefit, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, whether written or oral, for the benefit of any director, officer, consultant, or employee of any of them, whether active or terminated; nor has the Company ever sponsored, maintained or contributed to any such plan, policy, or arrangement that was subject to ERISA. Each of the arrangements set forth in Section 2.17 of the Disclosure Schedule is herein referred to as an “Employee Benefit Plan.” The Company has never maintained or contributed to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and the Company has not incurred any material liability under Sections 4062, 4063, or 4201 of ERISA. The Company has never sponsored, maintained, or contributed to any defined benefit plan, as defined in Section 414(j) of the Code.

(b) Compliance with Terms and Law. Each Employee Benefit Plan is and has been administered, maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental, or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified.

(c) Absence of Certain Events and Arrangements.

(1) There is no pending or, to the Company’s knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or any fiduciary or service provider thereof and there is no basis for any such legal action or proceeding.

(2) No Employee Benefit Plan, nor any party in interest in respect thereof has engaged in a prohibited transaction that could subject the Company, directly or indirectly, to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(3) No communication, report, or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

(4) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

(5) The Company has not undertaken to maintain any Employee Benefit Plan for any specific period of time and each such plan is terminable at the sole discretion of the Company, subject only to such constraints as may imposed by applicable law.

(6) No Employee Benefit Plan is maintained pursuant to a collective bargaining agreement or is or has been subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(d) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that, under the terms of each such plan, it is required to have paid as contributions to that plan as of the end of such plan’s most recently ended year.

2.18 Potential Conflicts of Interest. Except as set forth on Section 2.18 of the Disclosure Schedule, neither the Company, the Founder, nor, to the Company’s knowledge, any of the Company’s other employees, (i) owns, directly or indirectly, any interest (excepting passive holdings for investment purposes of not more than 5% of the securities of any publicly held and traded company) in, or is an officer, director, member, employee, or consultant of, any Person that is a competitor, lessor, lessee, customer, or supplier of the Company; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of the Company; (iii) has any cause of action or other claim whatsoever against the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements; or (iv) owes any amount to the Company.

2.19 Proprietary Information.

(a) Section 2.19 of the Disclosure Schedule lists all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and licenses used in or necessary to the Company’s business as now being conducted or as currently proposed to be conducted (collectively, and together with any technology, know-how, trade secrets, processes, formulas, and techniques used in or necessary to the Company’s business, “Proprietary Information”). The Company owns, licenses or otherwise has the right to use all Proprietary Information, and no other intellectual property rights, privileges, licenses, contracts, or other agreements, instruments, or evidences of interests are necessary to or used in the conduct of its business as currently conducted.

(b) Section 2.19 of the Disclosure Schedule sets forth any rights of the Company to Proprietary Information which arise under a license or similar agreements (other than for software programs that have not been customized for its use). Such rights are licensed exclusively to the Company except as indicated in Section 2.19 of the Disclosure Schedule. Except as set forth in Section 2.19 of the Disclosure Schedule, no other person has an interest in, or right or license to any of the Proprietary Information. To the best of the Company’s knowledge, none of the Proprietary Information is being infringed or has been misappropriated by others, or is subject to any outstanding order, decree, judgment, or stipulation. To the Company’s knowledge, no litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to the Proprietary Information is pending or threatened, nor, to the best of the Company’s knowledge, is there any basis for any such litigation or proceeding. The Company’s employees have executed and delivered to the Company agreements with respect to (i) the confidentiality of the Company’s proprietary and confidential information, (ii) the assignment to the Company of any and all rights each such employee might have or acquire with respect to technology, inventions, developments, etc., developed in connection with their employment with the Company, and (iii) non-competition and non-solicitation during such person’s employment with the Company and for a period of at least one (1) year thereafter.

(c) (i) Neither the Company, the Founder, nor, to the Company’s knowledge, any of the Company’s other employees or consultants, has infringed or made unlawful use of, or is, to the Company’s knowledge, infringing or making unlawful use of, any proprietary or confidential information of any Person, including, without limitation, any former employer of any past or present employee or consultant of the Company; and (ii) the activities of the Founder and, to the knowledge of the Company, of the Company’s other employees or consultants in connection with their employment or engagement, do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging the Company with infringement or unlawful use of any patent, trademark, copyright, or other proprietary right is pending or, to the Company’s knowledge, threatened; nor, to the knowledge of the Company, is there any basis for any such litigation or proceeding.

(d) To the Company’s knowledge, no officer, director, employee, or consultant of the Company is presently obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may in any material respect conflict with his or her agreements and obligations to use his or her best efforts to promote the interests of the Company, (ii) conflicts or may in any material respect conflict with the business or operations of the Company as presently conducted or as proposed to be conducted, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the Company.

2.20 Insurance. Section 2.20 of the Disclosure Schedule lists the policies of theft, fire, liability, worker’s compensation, life, property and casualty, directors’ and officers’, medical malpractice, and other insurance owned or held by the Company and the basis on which such policies provide coverage (i.e., an incurrence or claims-made basis). The Company maintains in effect “key person” life insurance policies (three year term insurance), payable to the Company, on the lives of Richard Moore and Ralph Brown (so long as they remain affiliated with the Company), in the amounts of $1,000,000 each. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, or underwriters, are of the kinds and cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice. All such policies are, and at all times since the respective dates set forth in Section 2.20 of the Disclosure Schedule, have been, in full force and effect, are sufficient for compliance in all material respects by the Company with all requirements of law and of all agreements to which it is a party, and provide that they will remain in full force and effect through the respective dates set forth in Section 2.20 of the Disclosure Schedule, and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby.

2.21 Governmental and Other Third-Party Consents. Except for (i) any filings, authorizations, consents, approvals or other actions required to be made or obtained pursuant to or arising out of the Registration Rights Agreement, (ii) the filing of a Form D Notice with the United State Securities and Exchange Commission and other filings required by applicable state securities or “blue sky” laws and (iii) the filing of the Restated Charter with the Secretary of the Commonwealth of The Commonwealth of Massachusetts, no consent, approval, or authorization of, or registration, designation, declaration, or filing with, any governmental authority, federal or other, or any other person, is required on the part of the Company in connection with its execution, delivery, or performance of this Agreement or the Ancillary Agreements or the

Company’s consummation of the transactions contemplated hereby or thereby (including compliance with the terms of the Restated Charter), or the continued conduct of the present business of the Company after the Initial Closing Date.

2.22 Employment of Officers, Employees. The Company has made available to the Purchasers, and attached as Section 2.22 of the Disclosure Schedule is, a list setting forth the name and current annual salary and other compensation payable by the Company to each of its respective five most highly compensated non-hourly employees.

2.23 Brokers. No finder, broker, agent, or other intermediary has acted for or on behalf of the Company in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by the Company to any such person in connection with such transactions.

2.24 Compliance with Other Instruments, Laws, Etc. The Company has complied in all material respects with, and is in compliance in all material respects with, (i) all laws, statutes, governmental regulations, judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, and similar commands applicable to it and its business, and all unwaived terms and provisions of all agreements, instruments, and commitments to which it is a party or to which it or any of its assets or properties is subject, and (ii) its charter documents and by-laws, each as amended to date. The Company has not committed, been charged with, or, to the Company’s knowledge, been under investigation with respect to, nor does there exist, any violation by the Company of any provision of any federal, state, or local law or administrative regulation. The Company has and maintains all such licenses, permits, and other authorizations from all such governmental authorities as are legally required for the conduct of its business or in connection with the ownership or use of its properties, and all of which are in full force and effect in all material respects, and true and complete copies of all of which have been made available to the Purchasers.

2.25 Financial Statements. The Company has made available to the Purchasers copies of (i) the unaudited balance sheets of the Company as of January 31, 2004, and the related statements of income and cash flows for the Company’s fiscal year ended on that date, and (ii) the unaudited balance sheet (the “Balance Sheet”) of the Company as of October 31, 2004 (the “Balance Sheet Date”), and the related statements of income and cash flows for the Company’s fiscal year ended on that date. Each of such financial statements was prepared in accordance with GAAP applied on a basis consistent with prior periods. Each of such balance sheets is true and correct in all material respects and fairly presents the financial condition of the Company as of its date; and each of such statements of income and cash flows fairly presents the results of operations or cash flows, as the case may be, of the Company for the period covered thereby.

2.26 Disclosure. No representation or warranty by the Company in this Agreement, in the Disclosure Schedule, or in the Ancillary Agreements, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not materially false or misleading. There is no fact or circumstance relating specifically to the business or condition of the Company that could reasonably be expected to result in a Material Adverse Effect that has not been disclosed to the Purchasers in the Disclosure Schedule.

2.27 McGrath Agreement. The Company and Michael E. McGrath have executed and delivered a letter in the form attached hereto as Exhibit E (the “Termination Letter”) mutually terminating that certain Agreement dated May 17, 2004 defining Mr. McGrath’s engagement, services and compensation at the Company (the “McGrath Agreement”). The Company hereby acknowledges that the execution and delivery of the Termination Letter by the Company and Mr. McGrath is a material inducement to the Purchasers to enter into this Agreement and to purchase the Purchased Securities. The Company also hereby confirms to each of the Purchasers that (1) the Termination Letter is effective to release Mr. McGrath from all of his obligations to the Company under the McGrath Agreement (other than Sections E, F, G and I thereof, which survive termination in accordance with the provisions of the McGrath Agreement), (ii) Mr. McGrath has resigned as an officer and employee of the Company and each of its subsidiaries, (iii) the acceptance by Mr. McGrath of employment as the President and Chief Executive Officer of i2 Technologies, Inc. will not breach, violate, conflict with or result in a default under any contractual or other obligation owed by Mr. McGrath to the Company, any of its subsidiaries or, to the Company’s knowledge, any other Person, and (iv) the business currently conducted by i2 Technologies, Inc., is not (and will not be deemed to be) a “Competing Business” under Section E of the McGrath Agreement.

3. Representations and Warranties of the Purchasers.

Each Purchaser severally represents and warrants, as to itself only, as follows: Such Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Such Purchaser’s financial condition is such that it is able to bear all economic risks of investment in the Purchased Securities, including a complete loss of its investment therein. The Company has provided such Purchaser with adequate access to financial and other information concerning the Company as requested and such Purchaser has had the opportunity to ask questions of and receive answers from the Company concerning the transactions contemplated by this Agreement and to obtain therefrom any additional information necessary to make an informed decision regarding an investment in the Company. Such Purchaser is acquiring the Purchased Securities solely for investment purposes, with no present intention of distributing or reselling any of the Purchased Securities or any interest therein. Such Purchaser is aware that the Purchased Securities will not be registered under the Securities Act, and that neither the Purchased Securities nor any interest therein may be sold, pledged, or otherwise transferred unless the Purchased Securities are registered under the Securities Act or qualify for an exemption under the Securities Act. Such Purchaser represents that this Agreement and each Ancillary Agreement has been duly authorized by all necessary corporate or partnership action on its part. This Agreement has been, and each Ancillary Agreement will be at the Initial Closing, validly executed by such Purchaser, is and will be such Purchaser’s legal, valid, and binding obligation, enforceable against such Purchaser in accordance with its terms, and does not violate such Purchaser’s agreement of limited partnership or other governing documents.

4. Covenants.

The Company covenants that for so long as at least twenty-five percent (25%) of the shares of Series C Preferred Stock purchased hereunder (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date hereof affecting the Series C Preferred Stock) shall be outstanding, the Company will comply and cause each of its Subsidiaries to comply with each of the following covenants. Except as required by applicable law or applicable stock exchange or stock market rule, each Purchaser and each person representing or acting on behalf of such Purchaser will hold in confidence all confidential information of the Company provided or made available to such Purchaser or such person pursuant to this Section 4 until such time as such information has been publicly disclosed other than as a consequence of any breach by such Purchaser or such person of its confidentiality obligations hereunder.

4.1 Budgets. The Company will deliver to each Significant Holder, in each case as soon as practical after preparation thereof, but in no event later than thirty (30) days prior to the beginning of each fiscal year, preliminary, and in no event later than thirty (30) days following the beginning of each such fiscal year, final, annual financial projections and budgets (which will contain projected balance sheets and statements of income, retained earnings, and cash flows (including capital expenditures)) for the Company for such fiscal year.

4.2 Investments. The Company will not have outstanding, or acquire or commit itself to acquire or hold, any investment except (a) investments in marketable direct obligations issued or guaranteed by the United States of America that mature within one year from the date of acquisition thereof or which are subject to a repurchase agreement, exercisable within ninety (90) days from the date of acquisition of such agreement, with any commercial bank or trust company incorporated under the laws of the United States of America or any State thereof or the District of Columbia, (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at the date of acquisition thereof, the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, (c) investments in bankers’ acceptances eligible for rediscount under Federal Reserve Board requirements accepted by any commercial bank or trust company referred to in clause (a) hereof, (d) investments in deposits or certificates of deposit maturing within one year from the date of acquisition thereof issued by, and deposit accounts, including without limitation, checking accounts, and money market deposit accounts with, any commercial bank or trust company referred to in clause (a) hereof and having capital and surplus of at least $100,000,000, (e) investments in certificates of deposit issued by banks organized under the laws of any other jurisdiction, each having combined capital and surplus of not less than $100,000,000, and (f) investments by the Company in any Subsidiary made with the prior approval of the Board of Directors.

4.3 Annual Statements. As soon as available and in any event within ninety (90) days after the close of each fiscal year, commencing with the fiscal year ended January 31, 2005, the Company will deliver to each Significant Holder a balance sheet and related statements of income, retained earnings, and cash flows, audited by a nationally or regionally recognized independent public accounting firm showing the financial condition of the Company as of the close of such fiscal year and the results of its operations during such fiscal year. Each of the financial statements delivered hereunder will be certified by such accounting firm to have been prepared in accordance with GAAP.

4.4 Quarterly and Monthly Statements.

As soon as available, and in any event within thirty (30) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending April 30, 2005, the Company will deliver to each Significant Holder an unaudited balance sheet and statements of income, retained earnings, and cash flows of the Company as of the end of and for such fiscal quarter.

4.5 Officers’ Certificates. Together with delivery of financial statements of the Company pursuant to Sections 4.3 and 4.4 above, the Company will deliver to each Significant Holder a certificate of the chief financial officer or Treasurer of the Company, on behalf of the Company, (a) certifying such statements to be true and correct in all material respects and (b) stating that such statements have been prepared in accordance with GAAP and present fairly the financial position of the Company as of the dates specified and the results of its operations and cash flows with respect to the periods specified (in the case of interim financial statements, subject to the absence of footnotes and to adjustments consisting of normal year-end accruals).

4.6 Dividends and Distributions. Without the prior written consent of the Majority Holders, the Company shall not declare or pay any dividends or make any distributions upon any of its shares of capital stock, or purchase, redeem or otherwise acquire any shares of the Company’s capital stock or any securities convertible into, exchangeable for, or providing a right to purchase the Company’s capital stock other than (A) in connection with the termination of any director, officer, employee, agent or consultant of the Company which transaction is approved by the Board of Directors of the Company and the Majority Holders, (B) as permitted by an employee benefit plan approved by the Board of Directors of the Company and the Majority Holders, or (C) as permitted or required by the terms of the Preferred Stock described in the Restated Charter.

4.7 Affiliate Transactions. Other than stock option agreements entered into in connection with Approved Issuances (as defined and set forth in the Restated Charter), the Company shall not, without the prior written consent of the Majority Holders, enter into any transaction in excess of $100,000 with any of its officers, directors, employees or affiliates, except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms at least as fair as could have been obtained on an arm’s length basis.

4.8 Intellectual Property. The Company shall not sell, or grant any exclusive license with respect to, any of the Company’s material intellectual property rights, to any other person without the prior written consent of the Majority Holders.

4.9 Indebtedness. Except pursuant to the Loan Agreement, the Company shall not incur any Indebtedness or guaranty the Indebtedness of any person which results in an aggregate of all outstanding Indebtedness and guarantees of the Company, after giving effect to the contemplated Indebtedness and/or guaranty, in excess of $1,000,000 without the prior written consent of the Majority Holders.

4.10 Other Financial Information. The Company will further deliver to each Significant Holder, as soon as practical after preparation thereof but in no event (in the case of clause (a) below) later than ten (10) days prior to the beginning of the fiscal period to which such financial forecast relates, complete and correct copies of (a) all quarterly (if any) or annual budgetary analyses or forecasts of the Company not referred to in Section 4.1 hereof, in the form customarily prepared by management for its own internal use or the use of the Board of Directors of the Company and (b) all other financial and other reports prepared for the use of the Board of Directors and/or any bank lender to the Company (and not otherwise required to be delivered hereunder).

4.11 Other Information; Inspection Rights. From time to time upon the reasonable request of any Significant Holder, the Company will furnish to such holder such information regarding the business, affairs, finances, and prospects of the Company as is prepared by the Company in the ordinary course of business or as can be readily prepared without undue burden from materials prepared by the Company in the ordinary course of business, and will make available to such holder such officers, directors, key employees, and accountants of the Company, as such holder may reasonably request. Each Significant Holder will have the right during normal business hours to examine the books and records of the Company, to make copies, notes, and abstracts therefrom, to discuss the Company’s affairs with the officers, directors, key employees, and accountants of the Company, and to make or cause an independent examination and/or audit (at such holder’s expense) of the books and records of the Company.

4.12 Notices of Litigation, Etc. The Company will promptly give notice to each Significant Holder of any litigation or any administrative proceeding to which the Company may hereafter become a party, excepting only those in which the only relief sought is money damages in an amount not exceeding $100,000 in any one instance, or $200,000 in the aggregate in any one fiscal year with respect to all such litigation or proceedings. Upon request of any Significant Holder, the Company will promptly furnish to such holder copies of all correspondence, notices, pleadings, reports and other documents in connection with any litigation or proceeding in which it is currently involved or with respect to which it is required to give notice hereunder or that may be received from any third party asserting a claim or potential claim against the Company, subject to the exceptions set forth above. Promptly after the receipt thereof, the Company will provide to each Significant Holder copies of any reports (including management letters and reports and letters with respect to the adequacy of the Company’s internal accounting controls) submitted by independent accountants with respect to the Company.

4.13 Records and Accounts. The Company will keep true and accurate records and books of account in which full, true, and correct entries will be made so as to permit the preparation of financial statements in accordance with GAAP and maintain adequate accounts and reserves in accordance with good accounting practice for all taxes (including income taxes), all depreciation, depletion, obsolescence, and amortization of its properties, all contingencies, and all other reserves.

4.14 Corporate Existence; Maintenance of Properties. The Company will preserve and keep in full force and effect its corporate existence, rights, and franchises. The Company will not engage in any business other than as presently conducted by it and businesses reasonably ancillary thereto and will not take any course of action which would result in a substantial change in the nature or character of its business as it is presently conducted, except with the prior approval of the Board of Directors of the Company and Tudor Ventures II L.P., The Raptor Global Portfolio Ltd. and Altar Rock Fund L.P. (collectively, “Tudor”). The Company will maintain all of its properties used or useful in the conduct of its business in good condition, repair, and working order and cause to be made all necessary repairs, renewals, replacements, betterments, and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.14 will prevent the Company from discontinuing the operation and maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and does not in the aggregate materially adversely affect the business of the Company.

4.15 Insurance. The Company will maintain key-man life insurance on the lives of Richard Moore and Ralph Brown in the amounts of $1,000,000 each for so long as he continues to be employed by or affiliated with the Company, and will maintain with financially sound and reputable insurance companies, funds, or underwriters such other insurance of the kinds, covering the risks (including without limitation, as soon as practicable after the Closing, directors’ and officers’ liability) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company (such insurance coverage at all times to be at least as protective as the insurance currently carried by the Company). The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy.

4.16 Taxes. The Company will pay and discharge, or cause to be paid and discharged, before they become delinquent, all Taxes, assessments, and other governmental charges imposed upon the Company or any of the properties, sales, or activities of the Company or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which, if unpaid might by law give rise to a Lien upon any of their respective properties; provided, however, that any such Tax, assessment, charge, levy, or claim need not be paid if the validity or amount thereof is currently being contested in good faith by appropriate proceedings and if the Company has set aside on its books adequate reserves with respect thereto.

4.17 Compliance with Laws, Contracts, Licenses, and Permits. The Company will comply in all material respects with (a) its charter documents and by-laws, (b) all judgments, decrees, orders, statutes, rules, and regulations binding on or applicable to the Company or its business or properties, and (c) any agreement or instrument to which it is a party or by which it or any of its properties are subject (including, without limitation, the Ancillary Agreements). If at any time any authorization, consent, approval, permit, or license from any officer, agency, or instrumentality of any government becomes necessary or required in order that the Company may fulfill any of its obligations hereunder, the Company will promptly take or cause to be taken all necessary steps within its power to obtain such authorization, consent, approval, permit, or license, and will promptly furnish the holders of the Purchased Securities with evidence thereof.

4.18 Employee Benefit Plans. The Company will take all actions necessary to maintain, fund, and administer its Employee Benefit Plans in accordance in all material respects with applicable federal, state, and local law.

4.19 Compensation of Officers and Senior Management. The compensation of all officers and senior management of the Company will be as determined from time to time by the approval of the Compensation Committee of the Board of Directors, or, if no such committee has been formed, the Board of Directors (which approval must include the affirmative vote or the consent of the particular designee of Tudor to the Board of Directors who is affiliated with Tudor as designee to such committee or member of the Board of Directors, as the case may be); provided, that any bonus or bonus plan will be subject to approval by the Board of Directors and Tudor.

4.20 Restrictive Agreements. The Company will not enter into, become a party to, become subject to or authorize any agreement or instrument which would restrict, prohibit or interfere with the Company’s performance of its obligations under the terms of the Company’s charter documents, by-laws, or this Agreement and any Ancillary Agreement.

4.21 Confidentiality, Assignment of Inventions and Non-Competition Agreements. The Company shall obtain from all future officers, employees and consultants an agreement regarding nondisclosure of confidential information and assignment of inventions and other intellectual property upon their employment or engagement by the Company, in substantially the form in use by the Company on the date hereof.

4.22 Registration of Purchased Securities. Neither the Company nor anyone acting on its behalf, without the prior written consent of Tudor, will offer to sell, solicit offers to buy, or sell any securities of the Company so as to subject the offer, issuance and sale of the Purchased Securities to the registration requirements of the Securities Act.

5. Registration and Transfer of Securities.

5.1 Transfer and Exchange of Capital Stock. The Company will maintain a register in which will be entered the names and addresses of the holders of the capital stock and the particulars (including without limitation the class thereof) of the respective capital stock held by them and of all transfers of shares of capital stock or conversions of shares of capital stock from one class to another. Upon surrender of any certificate representing shares of capital stock for registration of conversion, exchange, or (subject to compliance with the applicable provisions of this Agreement, including without limitation the conditions set forth in Section 6.2 hereof) transfer, the Company will issue, at its expense, one or more new certificates, in such denomination or denominations as may be requested, for shares of such capital stock and registered as such holder may request. Any certificate representing shares of capital stock surrendered for registration of transfer will be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or his attorney duly authorized in writing. The Company will pay shipping and insurance charges, from and to each holder’s address, upon any transfer, exchange or conversion provided for in this Section 5.1.

5.2 Replacement of Purchased Securities. In the case of any loss, theft, destruction, or mutilation of the certificate representing any Purchased Security, upon receipt of evidence thereof reasonably satisfactory to the Company, and (i) in the case of any such loss, theft, or destruction, upon delivery of an affidavit of loss and indemnity in a form reasonably acceptable to the Company, or (ii) in the case of any such mutilation, upon the surrender to the Company at its principal office of such mutilated certificate for cancellation, the Company will execute and deliver, in lieu thereof, new certificates of like tenor. Any old stock certificate in lieu of which any such new stock certificate has been so executed and delivered by the Company will not be deemed to be outstanding for any purpose of this Agreement or otherwise.

6. Restrictions on Transfer.

6.1 General Restriction. The Purchased Securities (for purposes of this Section 6, the “Restricted Securities”), will be transferable only upon the satisfaction of the conditions set forth in this Section 6 and the Shareholders Agreement. Any transfer or purported transfer in violation of this Section 6 or the Shareholders Agreement will be void.

6.2 Notice of Transfer. Prior to any transfer of any Restricted Securities, the holder thereof will give written notice to the Company describing in reasonable detail the manner and terms of the proposed transfer and the identity of the proposed transferee, accompanied by the written agreement of the proposed transferee to be bound by the Shareholders Agreement and all of the provisions hereof applicable to holders of such Restricted Securities hereunder or thereunder.

6.3 Restrictive Legends. For so long as the Purchased Securities remain subject to the restrictions on transfer set forth in this Section 6, the certificates representing such Purchased Securities will bear restrictive legends in substantially the following forms:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may be transferred only pursuant to an effective registration statement under the Securities Act or in accordance with an applicable exemption from the registration requirements of the Securities Act.”

“The securities represented by this certificate are subject to certain restrictions on transfer set forth in a Series C-1 and Series C-2 Preferred Stock Purchase Agreement, dated as of February 28, 2005, and the Shareholders Agreement, dated as of November 21, 2002, as the same may be amended from time to time, by and among the issuer of such securities and the registered holder of this certificate (or such holder’s predecessor-in-interest) and certain others, as each such agreement may be amended and/or restated and in effect from time to time. A copy of such agreement is on file and may be inspected by the registered holder of this certificate at the principal executive office of the issuer.”

6.4 Termination of Restrictions. The restrictions imposed by this Section 6 upon the transferability of Restricted Securities will terminate as to any particular Restricted Securities when such Restricted Securities have been sold pursuant to an effective registration statement under the Securities Act, or pursuant to Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act pursuant to which the transferee receives securities that are not “restricted securities” within the meaning of that term as defined in Rule 144(a)(3). Whenever any of such restrictions terminates as to any Restricted Securities, the holder thereof will be entitled to receive from the Company, at the Company’s expense, new certificates representing such Purchased Securities, without restrictive legends.

7. Indemnification.

(a) All covenants, agreements, representations, and warranties made herein or in the Ancillary Agreements or any other document referred to herein or delivered to the Purchasers pursuant hereto will be deemed to have been relied on by the Purchasers, notwithstanding any investigation made by or on behalf of the Purchasers. All representations and warranties made herein or in the Ancillary Agreements will survive the Initial Closing and each Subsequent Closing, as the case may be, for twelve months. The Company will indemnify, defend, and hold harmless each Purchaser, and each of such Purchaser’s partners, stockholders, officers, directors, employees, agents, and representatives, from and against any and all Damages incurred by any of them in any capacity and resulting from or relating to the breach by the Company of any of its representations, warranties, covenants, or agreements contained in this Agreement or in the Ancillary Agreements or any other document referred to herein or delivered to the Purchasers pursuant hereto; provided, however, that, notwithstanding the foregoing, the Company shall have no liability or obligation pursuant to this Section 7(a) unless and until the aggregate amount of all Damages with respect to which indemnification would otherwise be available hereunder pursuant to this Section 7(a) exceeds $100,000, whereupon the Company shall thereafter be liable for and indemnify the Purchasers pursuant to this Section 7(a) with respect to all such Damages in excess of such amount without any deductible; and, provided further, that the Company’s maximum liability under this Agreement to any Purchaser shall not exceed the total purchase price paid to the Company with respect to the Purchased Securities sold by the Company to such Purchaser.

(b) The obligations of the Company under this Section 7 will survive transfer of the Purchased Securities and the termination of this Agreement.

8. Definitions.

8.1 Certain Defined Terms. For all purposes of this Agreement the following terms will have the meanings set forth or cross-referenced in this Section 8:

“Affiliate” means any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company (or other referenced person) and includes without limitation, (a) any person who is a Founder, officer, director, or direct or indirect beneficial holder of at least 10% of the then outstanding capital stock of the Company (or other referenced person), and any immediate family member of any such person or trust created for the benefit of one or more of such persons, (b) any person of which the Company (or other referenced person) and/or its Affiliates (as defined in clause (a) above), directly or indirectly, either beneficially own(s) at least 10% of the then outstanding equity securities or constitute(s) at least a 10% equity participant, (c) in the case of a specified person who is an individual, immediate family members of such person or trust created for the benefit of one or more of such persons, and (d) in the case of the Purchasers, any entities for which a Purchaser or any of its Affiliates serve as general partner and/or investment adviser or in a similar capacity, and all mutual funds or other pooled investment vehicles or entities under the control or management of such Purchaser or the general partner or investment adviser thereof, or any Affiliate of any of them, or any Affiliates of any of the foregoing.

“Affiliated Group” has the meaning given to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated, or unitary group, as defined under any applicable state, local, or foreign income Tax law.

“Ancillary Agreements” means the Third Amendment to Shareholders Agreement, the Fourth Amendment to Registration Rights Agreement and any other agreement executed by the Company in connection herewith and therewith.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Damages” means all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and reasonable expenses, including without limitation court costs and the fees and reasonable expenses of counsel and experts, but excluding any indirect or consequential damages.

“Environmental Laws” means, collectively, the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and any and all federal, state or local statutes, regulations, ordinances, orders, decrees, permits, certificates, licenses and approvals relating to health, safety, pollution or the environment, each, as the case may be, as amended.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Family Members” means, as applied to any individual, any parent, spouse, child, spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more such persons and the estate of any such persons.

“Founder” means Michael E. McGrath.

“Fourth Amendment to Registration Rights Agreement” means the Fourth Amendment to Registration Rights Agreement, dated as of the Initial Closing Date, among the Company and certain of its stockholders, in the form of Exhibit C attached hereto.

“GAAP” means generally accepted accounting principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, (ii) applied on a basis consistent with prior periods, and (iii) such that, insofar as the use of accounting principles is pertinent, a certified public accountant could deliver an unqualified opinion with respect to financial statements in which such principles have been properly applied.

“Hazardous Substances” means, collectively, any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33), any hazardous material, as defined by the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq. or any other substance, material, toxic substance, methane gas, oil, or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

“Indebtedness” means (a) all indebtedness for borrowed money, whether current or long-term, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which it is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) all indebtedness of any person that is directly or indirectly guaranteed by the Company or that it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Liens” means any and all liens, claims, mortgages, security interests, charges, encumbrances, and restrictions on transfer of any kind, except: (i) in the case of references to securities, any of the same arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws, (ii) real estate taxes not yet due and payable, and (iii) any lien in favor of any landlord for unpaid rent, additional rent, or other charges, which lien is created by statute or under any lease under which the Company is lessee.

“Majority Holders” means the holders of a majority of the Preferred Stock outstanding at the relevant time of reference.

“Material Adverse Effect” means, with reference to the Company, a material adverse effect on the condition (financial or otherwise), operations, business, assets or prospects of the Company, or on its ability to consummate the transactions hereby contemplated.

“Person” or “person” (regardless of whether capitalized) means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

“Preferred Stock” means the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock of the Company.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 21, 2002, among the Company and certain of its stockholders, as amended.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same are in effect at the relevant time of reference.

“Series A-1 Purchase Agreement” means that certain Series A-1 Preferred Stock Purchase Agreement, dated November 21, 2002, between the Company and the several purchasers named in schedule of purchasers attached thereto.

“Series A-2 Purchase Agreement” means that certain Series A-2 Preferred Stock Purchase Agreement, dated March 31, 2004, between the Company and the several purchasers named in schedule of purchasers attached thereto.

“Series B Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement, dated October 14, 2004, as amended, between the Company and the several purchasers named in schedule of purchasers attached thereto.

“Series C Preferred Stock” means the Series C-1 Preferred Stock and the Series C-2 Preferred Stock of the Company.

“Shareholders Agreement” means the Shareholders Agreement, dated as of November 21, 2002, among the Company and certain of its stockholders, as amended.

“Significant Holder” means each holder holding at least five percent (5%) of the shares of Series C Preferred Stock outstanding at the relevant time of reference.

“Subsidiary” means, with respect to any person or corporation a majority (by number of votes) of the outstanding shares of any class of which are at the time owned by such person or by a Subsidiary of such person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Third Amendment to Shareholders Agreement” means the Second Amendment to Shareholders Agreement, dated as of the Initial Closing Date, among the Company and certain of its stockholders, in the form of Exhibit D attached hereto.

9. Miscellaneous Provisions.

9.1 Amendments, Consents, Waivers.

(a) This Agreement or any provision hereof may be amended or terminated only by the agreement of the Company and each Purchaser, and the observance of any provision of this Agreement that is for the benefit of the Purchasers may be waived (either generally or in a particular instance, and either retroactively or prospectively), and any consent, approval, or other action to be given or taken by the Purchasers pursuant to this Agreement may be given or taken, by the consent of each Purchaser; provided, however, that any Purchaser may in writing waive, as to itself only, the benefits of any provision of this Agreement.

(b) Notwithstanding the foregoing, the provisions of Sections 4.3 and 4.6 through 4.9 may be amended, terminated or waived with the consent of the Company and the Majority Holders; provided, however that any amendment, termination or waiver that affects a Purchaser in a disproportionate manner (other than any disproportionate results which are due to a difference in their relative equity ownership interests in the Company) than any other Purchaser or Majority Holder shall require the consent of such Purchaser; provided further that any amendment, termination or waiver under this Agreement with respect to Sections 4.3 and 4.6 through 4.9 shall require the separate consent of each Purchaser if such amendment, termination or waiver is not also effectuated or made, to the same extent, under each corresponding covenant inuring to the benefit of the Majority Holders pursuant to their respective Series A-1 Purchase Agreement, Series A-2 Purchase Agreement and/or Series B Purchase Agreement. For purposes of this subsection (b), (i) the term “disproportionate manner” shall refer to any action which would impair the rights of a Purchaser while not similarly impairing the rights of the other Purchaser and Majority Holders and (ii) the terms “waived” and “waiver” shall include, but not be limited to, the written consent or approval of the Majority Holders under any provision of Sections 4.3, 4.6, 4.7, 4.8 or 4.9.

(c) No course of dealing between the Company and any of the Purchasers will operate as a waiver of any of the Company’s or any Purchaser’s rights under this Agreement. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any person in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

9.2 Notices. All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) sent by a reputable, established courier service that guarantees overnight delivery (effective the next business day), (iii) dispatched by telecopier (if the telecopy is in complete, readable form, effective upon dispatch), addressed as follows (or to such other address as the recipient party may have furnished to the sending party pursuant to this Section 9.2), (iv) by first class mail (effective on the second business day following delivery) or (v) by electronic mail if the receipt of such electronic mail is confirmed:

(a)	If to the Company:

Integrated Development Enterprise, Inc.

150 Baker Avenue Extension

Concord, Massachusetts 01742

Telecopier No.: (978) 318-9376

with copies sent at the same time and by the same means to:

Kenneth J. Gordon, Esq.

Goodwin | Procter LLP

53 State Street

Exchange Place

Boston, Massachusetts 02109

Telecopier No.: (617) 523-1231

(b) If to any Purchaser, to the address of such Purchaser set forth in the register referred to in Section 5.1 of this Agreement, with copies sent at the same time and by the same means to:

Bruce B. Wood

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112-3599

Telecopier No. (212) 698-3599

9.3 Counterparts. This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

9.4 Captions. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

9.5 Binding Effect and Benefits. This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In addition, Section 4.3 and Sections 4.6 through 4.9 and Sections 9.1 and 9.6 of this Agreement will bind and inure to the benefit of the holders of Preferred Stock and their respective successors and assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement that are for the Purchasers’ benefit will inure to the benefit of all permitted transferees of Purchased Securities, and the applicable provisions of this Agreement that bind the Purchasers will bind all transferees of Purchased Securities. Except as expressly provided in this Section 9.5, nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective successors and permitted assigns.

9.6 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by the Company without the prior written consent of the Purchasers. Subject to the terms of Section 6 of this Agreement, this Agreement and the rights and obligations hereunder and the Purchased Securities may be transferred by each of the Purchasers in its sole discretion at any time, in whole or in part, without the consent of any other party hereto.

9.7 Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

9.8 Severability. No invalidity or unenforceability of any section of this Agreement or any portion thereof will affect the validity or enforceability of any other section or the remainder of such section.

9.9 Equitable Relief. Each of the parties acknowledges that any breach by such party of its obligations under this Agreement would cause substantial and irreparable damage to one or more of the other parties and that money damages would be an inadequate remedy therefor. Accordingly, each party agrees that the other parties or any of them will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

9.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the Ancillary Agreements, contains the entire understanding and agreement among the parties, or between or among any of them, and supersedes any prior understandings or agreements between or among any of them, with respect to the subject matter hereof.

9.11 Governing Law. This Agreement will be governed by and interpreted and construed in accordance with the laws of The Commonwealth of Massachusetts, without regards to conflicts of laws principles.

9.12 Ownership of Purchased Securities. For the purposes of determining the number of Purchased Securities held by a holder, such holder shall be deemed to hold the aggregate number of Purchased Securities held by such holder and its Affiliates.

9.13 Publicity. So long as this Agreement is in effect, neither the Company nor the Purchasers will, without the prior consent of the other party, advertise, issue any press release or otherwise publicize the fact that the parties have entered into this Agreement or any of the other Ancillary Agreements; provided, however, that each party shall reasonably cooperate with the other to promptly allow disclosure that may be required by law or applicable stock exchange or stock market rule.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and each of the Purchasers have executed this Agreement as an agreement under seal on and as of the date first above written.

COMPANY:	INTEGRATED DEVELOPMENT ENTERPRISE, INC.

	By:	/S/ JAMES H. SLAMP
	Name:	James H. Slamp
	Title:	Chief Financial Officer

PURCHASERS:	i2 TECHNOLOGIES, INC.

	By:	/S/ ROBERT C. DONOHOO
	Name:	Robert C. Donohoo
	Title:	SVP and General Counsel

Q FUNDING III, L.P.

	By:	Prufrock Onshore, L.P., it general partner
	By:	J Alfred Onshore, LLC, its general partner

	By:	/S/ DAVE GILLESPIE
	Name:	Dave Gillespie
	Title:	Chief Financial Officer

Series C-1 and Series C-2 Preferred Stock Purchase Agreement

Exhibit A

Purchaser Schedule

Purchaser	Number of Initial Purchased Securities	Initial Purchased Securities Purchase Price	Number of Subsequent Purchased Securities	Subsequent Purchased Securities Purchase Price
i2 Technologies, Inc.	395,476	$500,000.31	*	*
Q Funding III, L.P.	395,476	$500,000.31	*	*

TOTAL:	790,052	$1,000,000.62	*	*

*	To be determined and completed (and updated automatically) at each Subsequent Closing.

Series C-1 and Series C-2 Preferred Stock Purchase Agreement